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                                                                   Exhibit 23.1

                       [LETTERHEAD OF COOPERS & LYBRAND]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Geotek Communications, Inc. (the "Company") on Form S-3 of our report dated March 30, 1995, on our audits of the consolidated financial statements of the Company as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in the Company's Annual Report on Form 10-K/A. Our report contains an emphasis of a matter paragraph related to significant transactions with related parties in 1992. We also consent to the reference to our firm under the caption "Experts" and all other references to our firm elsewhere in this Registration Statement.

/s/ Coopers & Lybrand L.L.P.
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COOPERS & LYBRAND, L.L.P.

New York, New York
September 1, 1995